            As filed with the Securities and Exchange Commission on May 25, 2001
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                         STREICHER MOBILE FUELING, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                 --------------

             Florida                        5172                 65-0707824
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                                 --------------

                     800 West Cypress Creek Road, Suite 580
                         Fort Lauderdale, Florida 33309
                                 (954) 308-4200
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive office)

                                 --------------

                              Richard E. Gathright
                             Chief Executive Officer
                         Streicher Mobile Fueling, Inc.
                     800 West Cypress Creek Road, Suite 580
                         Fort Lauderdale, Florida 33309
                                 (954) 308-4200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

                          Copies of Communications to:
                            Kenneth C. Hoffman, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                              Phone: (305) 579-0500
                               Fax: (305) 579-0717

                                 --------------

       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                                -----------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
              Title of Shares                  Amount             Proposed Maximum         Proposed Maximum         Amount of
             to be Registered             to be Registered    Aggregate Price Per Unit    Aggregate Offering    Registration Fee
                                                                         (1)                  Price (1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share  4,011,107 shares (2)            $1.50                 $6,016,661             $1,504
==================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq SmallCap Market on May 24, 2001 in accordance with Rule 457(c) under the Securities Act of 1933.

(2) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

                                 ---------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED May 25, 2001

                         Streicher Mobile Fueling, Inc.

                        4,011,107 shares of common stock

                            -------------------------



     The selling shareholders are offering 4,011,107 shares of our common stock. Some of the selling shareholders obtained their shares of common stock in connection with a private placement of our common stock in January and February 2001. Also, certain selling shareholders obtained their shares of common stock upon the conversion of a promissory note on January 31, 2001. One of the selling shareholders is our founding corporate shareholder that received common stock in December 1996 in connection with a corporate restructuring prior to our initial Public Offering. Additionally, certain selling shareholders may obtain their shares upon conversion of promissory notes.

     The selling shareholders may offer their shares of common stock through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "FUEL." On May 24, 2001, the closing price of our common stock was $1.50 per share.

                            -------------------------

     See "Risk Factors" beginning on page 4 for a description of certain matters which you should consider before investing in our common stock.

                            -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------



                   The date of this Prospectus is May 25, 2001

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling shareholders shown in this prospectus may sell up to an aggregate of 4,011,107 shares of our common stock. This prospectus provides you with a general description of our common stock which the selling shareholders may offer. When the selling shareholders sell our common stock, we may provide, if necessary, a prospectus supplement which will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference statements about our future which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors which could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking. In some cases, you can identify these forward-looking statements by terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption "Risk Factors" in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under "Risk Factors" may cause our actual results to differ materially and adversely from any forward-looking statement.

                            -------------------------

                                TABLE OF CONTENTS

                                                                         Page

About This Prospectus.....................................................2
Special Note Regarding Forward-Looking Statements.........................2
Prospectus Summary........................................................3
Risk Factors..............................................................4
Use of Proceeds...........................................................7
Selling Shareholders......................................................7
Plan of Distribution.....................................................10
Legal Matters............................................................11
Experts..................................................................11
Where You Can Find More Information......................................11

                            -------------------------

                               PROSPECTUS SUMMARY

     Because this is a summary, it may not contain all information which may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under "Risk Factors."

                         Streicher Mobile Fueling, Inc.

     We provide mobile fueling services, primarily to customers operating large fleets of vehicles (such as governmental agencies, utilities, major trucking lines, hauling and delivery services and national courier services). Custom fuel trucks deliver fuel on a regularly scheduled or as needed basis directly to vehicles at customers' locations, assuring our customers a dependable supply of fuel at competitive fuel prices and service fees. We utilize a proprietary electronic fuel management system to measure, record and track fuel dispensed to each vehicle fueled at a customer location allowing verification of the amount of fuel delivered and providing customers with fleet fuel data for management analysis and tax reporting. Our fuel management system also reduces the risk of employee theft by dispensing fuel only to authorized vehicles.

     We believe that our mobile fueling services provide several economic and other advantages to our customers, including:

     . eliminating the costs and potential environmental liabilities associated with equipping and maintaining fuel storage and dispensing facilities

     . reducing labor and administrative costs associated with fueling vehicles

     .    providing centralized control over fuel usage and inventories

     We presently operate from 15 locations in 5 states. As of May 15, 2001, we operated a fleet of 109 fuel trucks, serviced approximately 800 customer locations and delivered fuel at a rate of approximately 5.0 million gallons per month.

     We are a Florida corporation. Our principal executive office is located at 800 West Cypress Creek Road, Suite 580, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200.

                                  The Offering

Securities Offered by the Selling
   Shareholders......................  4,011,107 shares of common stock

Use of Proceeds......................  We will not receive any of the proceeds from the sale of the common stock offered in this prospectus.

Trading..............................  Our common stock is quoted on the Nasdaq
                                       SmallCap Market under the symbol "FUEL."

                                  RISK FACTORS

     You should carefully read and consider the following factors and other information included or incorporated by reference in this prospectus before investing in our common stock.

We have a history of losses and may incur further losses

     We incurred a net loss of $1,335,000 during the year ending January 31, 2001 and expect to incur a loss of approximately $1,000,000 for the quarter ended April 30, 2001. While we had net income of $472,000 during fiscal 2000, we also incurred net losses of $1.1 million during fiscal 1999 and $475,000 during fiscal 1998. We received "going concern" audit opinions on our financial statements for fiscal 2001 and fiscal 2000. As of January 31, 2001, we had an accumulated deficit of $2.7 million. Our growth over the past several years and our negative cash flows from operating activities have been financed by bank borrowings, private sales of common stock and equipment financing. Our operating expenses have increased as business has grown and can be expected to continue to increase. We cannot assure you that we will operate profitably in the future.

Our business requires substantial amounts of capital

     Our business is capital intensive and will continue to require substantial capital in order to operate and expand. We have used long-term and working capital financing to fund capital expenditures for fuel trucks and related equipment and to carry customer accounts receivable. We expect our debt to increase in the future as we borrow additional funds for working capital and to finance corporate growth. If we are unable to obtain sufficient additional capital in the future, we may have to limit our growth and may not be able to pay for all of our operating expenses.

     Effective May 1, 2001 we renewed and extended our $10,000,000 line of credit agreement with BankAtlantic to April 30, 2002. The interest rate on this line of credit fluctuates with the prime lending rate, and if interest rates rise, we will have greater interest costs. In January and February 2001 we obtained $2,067,500 of equity capital from the private placement of common stock and in April 2001 received $1,000,400 from the issuance of convertible subordinated promissory notes. If we raise additional funds by issuing additional shares of common stock, our shareholders may experience significant dilution.

The value of our common stock

     The shares of our common stock are thinly traded on the NASDAQ system which might make it difficult for you to sell your shares at a predictable price or at all. Additionally, this can result in volatility in the market price of the shares. Our quarterly operating results, changes in general conditions of the economy and the financial markets or other developments affecting our business could cause the market price of our common stock to fluctuate, thus making it difficult to sell the shares.

Our business is sensitive to fluctuations in diesel fuel and gasoline prices

     Diesel fuel and gasoline are commodities, the wholesale prices of which are subject to volatility in response to changes in supply or other market conditions over which we have no control. We endeavor to sell fuel to our customers at prices in excess of wholesale costs. Our margins from the sale of fuel fluctuate as a result of changes in the wholesale procurement cost of diesel fuel and gasoline. If we cannot pass on future increases in wholesale prices of diesel fuel and gasoline to our customers, we may experience decreases in our margins or losses.

We may not be able to successfully expand our business

     A significant element of our growth strategy is to expand our business into additional major and secondary metropolitan areas. We also plan to increase the amount of business in markets we currently serve. Our ability to expand our business will largely depend on whether we can:

     .    demonstrate the benefits of mobile fueling to potential new customers

     .    successfully establish and operate new locations

     . hire and retain qualified management, marketing, operating and other personnel

     . obtain adequate financing for capital expenditures and working capital purposes

     . secure reliable sources of product supply on a timely basis and on commercially reasonable credit terms

     .    effectively manage our growth

     We cannot assure you that we will be able to successfully enter new markets or expand our business in markets we currently serve.

Our acquisition strategy has certain risks

     Our acquisition strategy is subject to the following risks:

     . we may not be able to identify additional suitable acquisition candidates available for sale at acceptable prices and terms

     . acquisitions may cause a disruption in our ongoing business, distract our management and make it difficult to maintain our operating standards, controls and procedures

     . we may not be able to consummate any acquisition or successfully integrate the services and personnel of an acquisition into our operations

     . we may be required to incur additional debt or issue equity securities, which may be dilutive to existing shareholders, to pay for an acquisition

Our president and other key personnel are vital to our business and these key personnel may not remain with us in the future

          Our future success will be largely dependent on the continued services and efforts of Richard E. Gathright, our President and Chief Executive Officer, and other key management, operating, marketing, sales and financial personnel. The loss of the services of Mr. Gathright or other key personnel could seriously harm us. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. If we are unable to hire or retain these personnel our business may suffer.

We could lose one of our major customers

          Revenue from our three largest customers totaled approximately $12.1 million in fiscal 2001, $13.4 million in fiscal 2000 and $10.8 million in fiscal 1999. Our business could be adversely affected if we lost one or more of these customers.

We do not have written agreements with most of our customers

          We do not have written agreements with most of our customers and these customers can terminate our mobile fueling services at any time and for any reason. Our business would be adversely affected if we lost major customers or experienced a high rate of contract terminations.

We may not be able to compete successfully

     We compete for customers with other providers of fueling services, including several regional operators and numerous small independent operators. We believe some of our existing competitors have significantly greater financial and marketing resources. We also compete for customers whose drivers fuel their own vehicles at retail gas stations. We also may encounter competition from major oil companies which distribute fuel and other similar petroleum products, which are larger, more established and have greater financial, marketing and other resources.

     Our ability to compete depends on many factors, some of which are outside of our control. These factors include product and service prices, reliability, credit terms, name recognition, delivery time, quality of service and administrative support. We cannot assure you that we will remain competitive.

Our insurance may not be adequate

     Our operations involve hazards and risks related to handling, storing and transporting diesel fuel and gasoline, which are classified as hazardous materials. Although we believe that our current insurance coverage is adequate, we cannot assure you that our coverage will be sufficient to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of our business. We also cannot assure you that we will be able to maintain our current levels of insurance or that we will be able to insure our operations at economical prices.

Our business is subject to numerous government regulations

     Our business is subject to numerous federal, state and local laws. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for our own acts, even if they were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of our permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

     The transportation of diesel fuel and gasoline is subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation. These regulatory authorities have broad powers, and we are subject to regulatory and legislative changes that can affect the economics of our industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. Among other things, our drivers must possess a commercial drivers license with a hazardous materials endorsement. We are also subject to the rules and regulations of the Hazardous Materials Transportation Act. For example, our drivers and their equipment must comply with DOT's pre-trip inspection rules, documentation requirements and limitations on the amount of fuel transported as well as driver time limitations. Additionally, we are subject to DOT inspections which occur at random intervals. If we are found to have materially violated DOT rules or the Hazardous Materials Transportation Act, we could be subject to citations and/or fines.

     We depend on the supply of diesel fuel and gasoline from the petroleum industry. Therefore, we are affected by changing taxes, price controls and other laws and regulations relating to the petroleum industry generally.

     Although we believe that we are in substantial compliance with existing laws and regulations, we cannot assure you that we will not incur substantial costs for compliance with such laws and regulations in the future. Moreover, it is possible that future laws and regulations, such as stricter environmental laws, regulations and enforcement policies, will result in our incurring additional, presently unquantifiable, costs or liabilities.

Changes in environmental requirements may reduce the market for our services

     We expect to derive a significant amount of our future business by converting to mobile fueling customers fleet operators which currently utilize underground fuel storage tanks for their fueling needs. Under current federal regulations, the owners of such underground storage tanks are required to remove or retrofit such tanks to comply with technical requirements pertaining to their construction and operation. If other, more economical means, of compliance are developed or adopted by owners of underground storage tanks, our opportunity to market our services to these owners may be adversely affected.

We do not plan to pay dividends

     We intend to retain any future earnings for use in the development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the selling shareholders. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $10,000.

                              SELLING SHAREHOLDERS

     Of the 4,011,107 shares of our common stock registered by this prospectus:

  . 1,378,333 were issued to certain selling shareholders in a private placement of our common stock in January and February 2001 at a purchase price of $1.50 per share;

  . 333,333 were issued to certain selling shareholders upon the conversion of a $500,000 promissory note into our common stock on January 31, 2001;

  . 1,254,157 were issued to our founding corporate shareholder in December 1996 when we became a publicly owned corporation;

  . 741,038 are issuable to certain selling shareholders upon the conversion of convertible subordinated promissory notes dated April 19, 2001;

  . 148,148 are issuable to a selling shareholder upon conversion of a promissory note dated July 7, 2000; and

  . 156,098 may be issuable, at our option, in lieu of cash interest payments under promissory notes dated April 19, 2001.

     The following table sets forth certain information with respect to (1) in column one, the amount of shares of our common stock currently held by the selling shareholders; (2) in column two the number of shares of our common stock that would be beneficially owned by the selling shareholder assuming conversion of the promissory notes; (3) in column three, the percentage of ownership based on our 4,356,943 shares outstanding on May 15, 2001 by each selling shareholder, which assumes conversion of the promissory notes, all of which are currently exercisable; (4) in column four, the number of shares registered under this prospectus; (5) in column five, the number of shares beneficially owned after the offering, assuming the sale of all the shares registered, including shares issuable upon conversion of the promissory notes; and (6) in column six, the percentage of beneficial ownership based on our 4,356,943 shares outstanding on May 15, 2001 assuming sale of all the shares registered by the selling shareholders.

     Except as set forth below, none of the selling shareholders has had positions, offices or other material relationships with us within the past three years. Except as set forth below, all of the shares registered herein were received in a private placement of our common stock in January and February 2001. The selling shareholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.


                                                  Ownership of Shares                             Ownership After
Name and Address of Beneficial Owner              Before the Offering                               the Offering
------------------------------------      -----------------------------------                   ---------------------
                                                        Shares
                                                       Issuable
                                          Currently      Upon                     Number of
                                            Held      Conversion                   Shares
                                           Shares      of Notes    Percentage    Registered     Shares     Percentage
                                           ------      --------    ----------    ----------     ------     ----------

C. RODNEY O'CONNOR (1)                     239,999     216,148            10.0      375,567(2)  100,000       2.4%
c/o Cameron Associates
640 Fifth Avenue, Suite 1500
New York, NY  10019-6102

ROBIN ARKIN (3)                            150,000      68,000             4.9      187,420(4)   50,000       1.2
c/o Cameron Associates
640 Fifth Avenue, Suite 1500
New York, NY  10019-6102

PAMELA F. O'CONNOR (3)                     150,000      68,000             4.9      187,420(4)   50,000       1.2
c/o Cameron Associates
640 Fifth Avenue, Suite 1500
New York, NY  10019-6102

WELDON WYATT                                66,667                         1.5       66,667           0         0
THOMAS W. WYATT
as Tenants in Common
1080 Silver Bluff Road
Aiken, SC  29803

ACTIVE INVESTORS II                        425,000     268,519            15.0      742,438(5)        0         0
c/o Damaire Cano
Secretary/Treasurer of
Corporate General Partner
Fundamental Management Corp.
8567 Coral Way #138
Miami, FL  33155-2335

ACTIVE INVESTORS III                       425,000     268,519            15.0      742,438(5)        0         0
c/o Damaire Cano
Secretary/Treasurer of
Corporate General Partner
Fundamental Management Corp.
8567 Coral Way #138
Miami, FL  33155-2335

CHARLES M. DIKER                            80,000                         1.8       80,000           0         0
One New York Plaza
31st Floor
New York, NY  10004

C. RICHARD STAFFORD                         20,000                           *       20,000           0         0
(Keogh) JMS, LLC Custodian
1345 Avenue of the Americas
New York, N.Y.  10105

JAMES P. REILLY                             20,000                           *       20,000           0         0
12 Mulberry Lane
Edison, NJ  08820

W. GREG RYBERG                              70,000                         1.6       70,000           0         0
413 Whiskey Rd.
Aiken, SC  29801

L.R. SHELLEY, JR.                           34,000                           *       30,000       4,000         *
201 Englewood Rd.
Aiken, SC  29803




                                                  Ownership of Shares                             Ownership After
Name and Address of Beneficial Owner              Before the Offering                               the Offering
------------------------------------      -----------------------------------                  -----------------------
                                                        Shares
                                                       Issuable
                                          Currently      Upon                     Number of
                                            Held      Conversion                   Shares
                                           Shares      of Notes    Percentage    Registered     Shares     Percentage
                                           ------      --------    ----------    ----------     ------     ----------

LEBOW FAMILY  REVOCABLE                     50,000                         1.2       50,000           0         0
TRUST
808 San Ysidro Lane
Montecito, CA  93108

L.B. PARTNERS, L.P.                         50,000                         1.2       50,000           0         0
c/o Robert J. Bregman
960 Park Avenue, Apt. 10E
New York, NY  10028

DEED OF TRUST OF F. T. CAMPBELL             20,000                           *       20,000           0         0
c/o Kevin Lynam, Co-Trustee
Siana, Carr & O'Connor
1500 East Lancaster Ave.
Paoli, PA 19301-1500

Frank J. Campbell III and Tracy C.          20,000                           *       20,000           0         0
Smith
Trustees U/W JANE D. CAMPBELL
1045 Sentry Lane
Gladwyne, PA 19035

IRA FBO FRANK J. CAMPBELL III              103,150                         2.4       60,000      43,150       1.0
1045 Sentry Lane
Gladwyne, PA  19035

IRVING L. MAZER                             77,000                         1.8       35,000      42,000       1.0
#1 N. Breakers Row
Palm Beach, FL  33480

SUPREME OIL COMPANY, INC.                1,254,157                        28.8    1,254,157(7)        0         0
c/o Stanley H. Streicher, President (6)
943 Pepperidge Terrace
Boca Raton, FL  33486
                                        ----------    --------                   ----------    --------
         Total.......................... 3,254,973     889,186                    4,011,107     289,150
                                        ==========    ========                   ==========    ========

--------------------
* Less than 1% of the shares outstanding.

(1) Mr. O'Connor has been one of our directors since July 1998 and is Chairman of our Audit Committee and a member of our Executive Committee. He is also a director of Fundamental Management Corp., the general partner of Active Investors II, Ltd. and Active Investors III, Ltd. He disclaims any ownership interest in the shares owned by Active Investors II and Active Investors III.

(2) Includes (i) 6,666 shares received in a private placement, (ii) 133,333 shares issued upon conversion of a convertible subordinated promissory note, (iii) 216,148 shares that may be issued upon conversion of a promissory note and (iv) 19,420 shares that may be issued in lieu of cash interest payments under a convertible subordinated promissory note.

(3) Ms. Arkin and Ms. O'Connor are adult children of Mr. O'Connor. He disclaims any ownership interest in the shares owned by them.

(4) Includes (i) shares issued upon conversion of a promissory note, (ii) 68,000 shares that may be issued upon conversion of a convertible subordinated promissory note and (iii) 19,420 shares that may be issued in lieu of cash payment under a convertible subordinated promissory note.

(5) Includes (i) 425,000 shares received in a private placement, (ii) 268,519 shares which may be issued upon conversion of the convertible subordinated promissory note and (iii) 48,919 shares that may be issued in lieu of cash interest payments under the convertible subordinated promissory note.

(6) Mr. Streicher has served as Chairman of our Board of Directors since our inception and was President and Chief Executive Officer until November 2000.

(7) The shares being registered represent the balance of the shares owned by Supreme Oil Company, Inc. which were issued to it in December 1996 when we became a publicly owned corporation and were valued at $6.00 per share at that time. 360,213 of these shares collateralize an obligation of approximately $550,000 owed by Streicher Enterprises, Inc. to our company and bear a legend restricting their sale until the obligation is paid. The due date of the notes representing this obligation is January 31, 2007. Stanley H. Streicher owns directly or indirectly 100% of the common stock of Supreme Oil Company, Inc. and Streicher Enterprises, Inc.

                              PLAN OF DISTRIBUTION

General

     As used in this prospectus, the term "selling shareholders" includes the pledgees, donees, transferees and their successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

     Transactions. The selling shareholders may offer and sell their shares of common stock in one or more of the following transactions:

     .    on the Nasdaq SmallCap Market,
     .    in the over-the-counter market,
     .    in privately negotiated transactions,
     . for settlement of short sales, or through long sales, options or transactions involving cross or block trades,
     .    by pledges to secure debts and other obligations, or
     .    in a combination of any of these transactions.

     Prices. The selling shareholders may sell their shares of common stock at any of the following prices:

     .    fixed prices which may be changed,
     .    market prices prevailing at the time of sale,
     .    prices related to prevailing market prices, or
     .    privately negotiated prices.

     Direct Sales; Agents, Dealers and Underwriters. The selling shareholders may effect transactions by selling their shares of common stock in any of the following ways:

     .    directly to purchasers, or
     . to or through agents, brokers, dealers or underwriters designated from time to time.

     Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders might be deemed to be underwriters, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

     Each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

     In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

     Expenses; Indemnification. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We have agreed to indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

     Greenberg Traurig, P.A., Miami, Florida has provided us with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements and schedule of Streicher Mobile Fueling, Inc. as of January 31, 2001 and 2000, and for each of the years in the three-year period ended January 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the January 31, 2001 financial statements contains an explanatory paragraph that states that the Company has incurred an operating loss for the current fiscal year and these losses have continued in periods subsequent to year end. These losses and the reduction in the Company's cash reserves have raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the regional offices at the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

     . Our Annual Report on Form 10-K for the fiscal year ended January 31, 2001; and
     . The description of our Common Stock contained in the Registration Statement on Form 8-A filed on December 5, 1996, under Section 12(g) of the Exchange Act.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Streicher Mobile Fueling, Inc.
                     800 West Cypress Creed Road, Suite 580
                         Fort Lauderdale, Florida 33309
                              Attention: Secretary
                                 (954) 308-4200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution(1)

     The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the offering. The Registrant has agreed to pay all the costs and expenses of this offering.

     Securities and Exchange Commission Registration Fee...........  $    1,400
     Accounting Fees and Expenses..................................       2,500
     Legal Fees and Expenses.......................................       4,000
     Miscellaneous.................................................       2,100
                                                                     ----------

         Total.....................................................  $   10,000

-------------------
(1)  The amounts set forth above are in each case estimated.

Item 15.  Indemnification of Directors and Officers

         Florida Business Corporation Act. Section 607.0850 of the Florida
         --------------------------------
Business Corporation Act (the "FBCA") generally permits the Registrant to indemnify its directors, officers, employees and other agents who are subject to any third-party actions because of their service to the Registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) a transaction in violation of
Section 607.0834 of the FBCA (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to the Registrant or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section
607.0834 of the FBCA are applicable, (iv) in a proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Registrant, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the Registrant or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

         Insurance. In addition to the foregoing, the Registrant carries
         ---------
insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended.


Item 16.  Exhibits

Exhibit   Description
-------   -----------

 3.1      Amended and Restated Articles of Incorporation (3.1) (1)
 3.2      Bylaws (3.2) (1)
 4.1 Form of Convertible Subordinated Promissory Note, dated April 19, 2001(10,10) (1)
 5.1      Opinion of Greenberg Traurig, P.A., counsel to the Company (2)
23.1      Consent of KPMG LLP (2)
23.3      Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)
24.1      Power of Attorney (included on signature page)

------------------
(1) Incorporated by reference to an exhibit shown in the preceding parentheses and filed with the Company's Form 10-K for the fiscal year ended January 31, 2001.

(2)  Filed herewith.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 25, 2001.

                                       STREICHER MOBILE FUELING, INC.


                                       By: /s/ Richard E. Gathright
                                          -------------------------------------
                                          Richard E. Gathright, President and
                                          Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard E. Gathright and Walter B. Barrett his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


      Signature                              Title                                 Date
      ---------                              -----                                 ----
/s/ Richard E. Gathright        President and Chief Executive Officer          May 25, 2001
-----------------------------   (principal executive officer)
Richard E. Gathright

/s/ Walter B. Barrett           Vice President, Finance and Chief              May 25, 2001
-----------------------------   Financial Officer (principal financial and
Walter B. Barrett               accounting officer)


/s/ Stanley H. Streicher        Director                                       May 25, 2001
-----------------------------
Stanley H. Streicher

/s/ E. Scott Golden             Director                                       May 25, 2001
-----------------------------
E. Scott Golden

/s/ Joseph M. Murphy            Director                                       May 25, 2001
-----------------------------
Joseph M. Murphy

/s/ John H. O'Neill, Jr.        Director                                       May 25, 2001
-----------------------------
John H. O'Neill, Jr.

/s/ C. Rodney O'Connor          Director                                       May 25, 2001
-----------------------------
C. Rodney O'Connor

/s/ Robert S. Picow             Director                                       May 25, 2001
-----------------------------
Robert S. Picow

                                  EXHIBIT INDEX

          5.1            Opinion of Greenberg Traurig, P.A.
         23.1            Consent of KPMG LLP